                                                                    EXHIBIT 12.1


                            HEALTHCOR HOLDINGS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                               NINE MONTHS
                                                  ENDED                      YEARS ENDED DECEMBER 31,
                                               DECEMBER 31,  ----------   ----------   -----------   ----------
                                                  1992         1993         1994          1995          1996
                                               -----------   ----------   ----------   -----------   ----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT RATIO AMOUNTS)
EARNINGS

   Income before income taxes                       1,872         2,662        3,386        5,786        8,750

FIXED CHARGES

   Interest expense and amortization of
      debt discount on all indebtedness               244           427          244          987        2,144

   Portion of rent under long term
      operating leases representative of
      an interest factor                              203           384          476          757        1,017
                                                 ----------   ----------   ----------   ----------   ----------
TOTAL FIXED CHARGES                                   447           811          720        1,744        3,161
                                                 ----------   ----------   ----------   ----------   ----------
INCOME BEFORE INCOME TAXES AND FIXED CHARGES        2,319         3,473        4,106        7,530       11,911
                                                 ==========   ==========   ==========   ==========   ==========
RATIO OF EARNINGS TO FIXED CHARGES                      5.2X         4.3X         5.7X         4.3X         3.8X
                                                 ==========   ==========   ==========   ==========   ==========


                                                    NINE MONTHS
                                                       ENDED
                                                    SEPTEMBER 30,
                                               ------------------------
                                                  1996         1997
                                               -----------   ----------
                                                     (UNAUDITED)
EARNINGS

   Income before income taxes                       5,871           (17)

FIXED CHARGES

   Interest expense and amortization of
      debt discount on all indebtedness             1,663         3,215

   Portion of rent under long term
      operating leases representative of
      an interest factor                              545           910
                                                 ----------   ----------
TOTAL FIXED CHARGES                                 2,208         4,125
                                                 ----------   ----------
INCOME BEFORE INCOME TAXES AND FIXED CHARGES        8,079         4,108
                                                 ==========   ==========
RATIO OF EARNINGS TO FIXED CHARGES                      3.7X         1.0X
                                                 ==========   ==========